WELLS FARGO & COMPANY S-3/A

Exhibit 23(d)

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 dated April 25, 2023 of Wells Fargo & Company of our reports dated February 21, 2023, with respect to the consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2022, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Charlotte, North Carolina

April 25, 2023